Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2020 relating to the financial statements of Horizon Global Corporation, appearing in the Annual Report on Form 10-K of Horizon Global Corporation for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Detroit, Michigan
June 24, 2020